CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 27, 2011 on the financial statements of USA MUTUALS, comprising the Generation Wave Growth Fund and the Vice Fund as of March 31, 2011 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to USA MUTUALS’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
December 7, 2011

Registered with the Public Company Accounting Oversight Board